Independence Air To Discontinue Operations
Airline Will Keep Flying Through Thursday Evening, January 5th

Dulles, VA, (January 2, 2006) - FLYi, Inc., (Nasdaq: FLYIQ) parent of low-fare airline Independence Air, announced today that because of the continued financial challenges facing the company, it will voluntarily discontinue all scheduled flights planned to depart after 7:00pm* on the evening of Thursday, January 5th. The company is seeking bankruptcy court approval to automatically refund customers with reservations for flights scheduled to depart beyond that time.

Customers with roundtrip reservations for trips departing before the cessation of operations (including those customers who have already departed) but were scheduled to return afterwards will be contacted by Independence Air and offered the opportunity to change their return reservations to one of the remaining days of operation.  All change fees will be waived for changes made by phone.  The company is also seeking bankruptcy court approval to automatically refund customers for those return flights that are not rescheduled.   No refunds will be offered for free tickets or vouchers.

Customers whose trips are scheduled between now and Thursday evening should expect the same excellent service that Independence Air has become known for.

Independence Air Chairman and CEO Kerry Skeen said, “While we’ve been clear in reminding everyone that this was a possibility, we remained optimistic that there would be a way to avoid reaching this juncture. To date there has not been a firm offer put forward that meets the financial criteria necessary to continue operations as is.  Therefore, we are voluntarily discontinuing scheduled service as of Thursday evening.

We offer our sincere thanks to the over eight million customers who have flown with us since the launch of Independence Air, and to the communities across America that we have served.”

Skeen continued. “And most importantly, we thank our extraordinary employees for creating an airline brand that has been so universally praised by our customers. Our people have demonstrated that they are capable of operating an airline that quickly rose to the top of the rankings in every major independent survey of airline quality and customer satisfaction.  And while this is a profoundly sad day for all of us, we could not be more proud of our employees and everything they have accomplished.”

Customers are urged to visit the airline’s www.FLYi.com website if they have further questions as callers to the company’s toll-free number will likely experience long wait times.

Independence Air began service on June 16, 2004 and currently offers over 200 daily departures to 37 destinations.

The company has advised the public, and reiterates, that the likely outcome of the company’s bankruptcy proceeding is the cancellation of the company’s existing common stock without consideration, making FLYi stock of no value.

Independence Air, FLYi, the “i” logo mark and FLYi.com are service marks of Independence Air, Inc.  ©Independence Air, Inc. 2006.

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* Flight 1777 from White Plains, NY to Washington Dulles departing at 7:26pm is still expected to operate on Thursday 1/5.